Exhibit 99.2

John M. Pigott Named to PACCAR Board

December 10, 2008, Bellevue, Washington – John M. Pigott has been named to PACCAR Inc’s Board of Directors, effective April 27, 2009, according to Mark Pigott, PACCAR Chairman and Chief Executive Officer.  John Pigott is the brother of Mark Pigott.

Mr. Pigott is a partner in Beta Business Ventures, LLC, a private investment company formed in 2008, and was a partner in the predecessor company Beta Capital Group, LLC, since 2003.  He served in various management positions within PACCAR from 1992 through 2003.

“PACCAR is very pleased that John Pigott will be joining the Board.  His experience in manufacturing and financial services will benefit PACCAR and its stockholders,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of  high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.